Exhibit 99

Press Release

FOR IMMEDIATE RELEASE

Entrust Announces Second Quarter Financial Results

DALLAS – July 26, 2004 – Entrust, Inc. [Nasdaq: ENTU], a world-leading provider of identity and access management solutions, today announced financial results for its fiscal quarter ended June 30, 2004.

Entrust recorded a Q2, 2004 net loss of $2.6 million, or $0.04 per share, compared to a Q2, 2003 net loss of $21.9 million, or $0.35 per share. Revenues were $19.5 million in Q2, 2004, compared to $22.4 million in Q2, 2003 and $23.0 million in Q1, 2004. The company also reported that cash flow from operations was $2.9 million in the quarter, giving the company a cash and marketable investments balance of $103.2 million with no debt.

“We are disappointed with our software revenue attainment in the quarter. We continued to make progress on executing against our strategic plan, but we were unable to capitalize on the large deals in our pipeline,” said Bill Conner, Entrust chairman and chief executive officer. “With the opportunities out there in both government and enterprise, we are focused on meeting our goal of full year breakeven.”

Business and Financial Metrics:

•	Revenues of $19.5 million consisted of 24% product, and 76% services and maintenance. There were no product deals over $1 million.

•	Q2, 2004 net loss was $2.6 million, or $0.04 per share, compared to a $21.9 million net loss, or $0.35 per share, in Q2, 2003 and a net profit of $519,000, or $0.01 per share, in Q1, 2004.

•	Cash and marketable investments at June 30, 2004 were $103.2 million. Key uses of cash in the quarter included $4.6 million for the company’s stock buyback program, and $2.7 million for the purchase of certain assets of content and anti-spam provider AmikaNow!. Entrust produced cash from operations of approximately $2.9 million for the quarter, representing the second consecutive quarter of positive cash flow from operations.

•	Deferred revenue increased by $4.1 million to a balance of $23.9 million, which is the highest level in company history.

•	Services and maintenance comprised $14.9 million of total revenue. Support and maintenance, the largest component of services and maintenance revenue, continued to experience strong renewals, adding $3.3 million to deferred revenue in the quarter.

•	Entrust Cygnacom, a business unit that focuses on providing security services to the U.S. federal government, achieved its highest revenue levels in company history. Q2, 2004 represents the third consecutive quarterly record revenue level.

•	Extended Enterprise accounted for 63% and Extended Government, accounted for 37% of the product revenue, in the quarter. Extended Government at 37% of product revenue represented an increase of 27% over Q1, 2004. The finance vertical accounted for approximately 28% of second quarter product revenue.

•	Entrust Certificate Services achieved its seventh consecutive quarter of revenue growth.

•	The top five transactions accounted for 10% of Q2, 2004 revenues. The average purchase size this quarter was $90,000, down from $103,000 in Q1, 2004.

(more)

“The second quarter proved to be very challenging in the global enterprise software market,” said David Wagner, Entrust chief financial officer. “We continued to win technical approvals, but did not convert as many projects to revenue in the quarter as we had expected. We will continue to be diligent in our sales funnel and expense management processes as we target to get the company to breakeven for the full year.”

Technology and Industry Highlights:

•	Entrust completed its acquisition of assets from the anti-spam and e-mail compliance company, AmikaNow!. The addition of the capabilities of the AmikaNow! assets will further strengthen and expand the portfolio of products within the Entrust Secure Messaging and Secure Data Solutions to provide enterprise and government customers with comprehensive content analysis and risk mitigation tools for improved compliance with corporate e-mail policies and regulatory guidelines.

•	Bell Canada, Canada’s leading telecommunications company, and Entrust announced their intention to team up to offer a joint suite of comprehensive secure identity and access management services that will enable Enterprise customers to reap the full benefits of an integrated, end-to-end security solution offering. Under this strategic agreement, Bell Canada is planning to commence offering a managed authentication/authorization service enabling solutions – including secure messaging, security for web portals, identity and access management and secure wireless services — based on and using Entrust’s products licensed to Bell Canada.

•	Entrust announced that its newly upgraded desktop security platform, Entrust® Desktop Solutions, was the first to be validated by the U.S. National Institute of Standards and Technology’s (NIST) Federal Bridge Enabled Path Validation Module. It also passed rigorous testing by the Public Key Interoperability Test Suite (PKITS) that was developed by NIST in conjunction with DigitalNet and the National Security Agency (NSA).

•	Entrust TruePass™, an integral part of the Entrust® Secure Identity Management Solution™, was awarded the Canadian Advanced Technology Association Alliance Innovation Award for Outstanding Product Achievement. Entrust received this award for the role that Entrust TruePass software plays in securing online data flow for a first-of-its-kind Statistics Canada project. Entrust TruePass is designed to help meet the strong authentication requirements of customers deploying sensitive applications through the Web, without requiring the deployment of client software.

•	The Entrust® Secure Identity Management Solution achieved OPSEC™ (Open Platform for Security) certification from Check Point Software Technologies Ltd.™, the worldwide leader in securing the Internet. OPSEC certification attests that the certified Entrust products have passed rigorous interoperability testing to provide strong authentication for Check Point’s market-leading VPN-1® software.

•	Entrust announced that the Entrust® Secure Identity Management Solution provides customers with a versatile suite of Web and Web services-based security capabilities, including strong authentication and policy-based authorization, through integration with BEA WebLogic Portal™ 8.1 and BEA WebLogic Server™ 8.1. These capabilities can help enable customers to expand the deployment and use of business applications by protecting sensitive information and transactions from unauthorized access.

Entrust will host a live teleconference and Webcast on Monday, July 26, 2004, at 5:30 p.m. ET. Chairman and CEO Bill Conner and CFO David Wagner will discuss Entrust’s Q2, 2004 results. The conference call audio will be available live via dial-in at 1-800-814-4857 and via http://webevents.broadcast.com/cnw/entrust20040726. Please log on approximately 15 minutes before the Webcast begins in order to register and to download and install any necessary audio software. An archive of the Webcast will be available for 90 days at the above Internet address.

For those unable to attend the live conference call, an audio replay will be available beginning at 7:30 p.m. ET, Monday, July 26, 2004 through Monday, August 2, 2004 at 11:59 p.m. ET. The North American replay number is 877-289-8525 and the International replay number is 416-640-1917. Both numbers have a pass code of 21056139#.

This press release contains forward-looking statements relating to Entrust’s projected performance for 2004. Such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses, issues associated with revenue recognition, issues raised in connection with the review of quarterly financial results, and the risk factors detailed from time to time in Entrust’s periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2004. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

About Entrust

Entrust, Inc. [Nasdaq: ENTU] is a world-leading provider of Identity and Access Management solutions. Entrust software enables enterprises and governments to extend their business reach to customers, partners and employees. Entrust’s solutions for secure identity management, secure messaging and secure data increase productivity and improve extended relationships by transforming the way transactions are done online. Over 1,250 organizations in more than 50 countries use Entrust’s proven software and services to turn business and security challenges into secure business opportunities. For more information, please visit: http://www.entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact:	Media Contact:

David Rockvam	Doug McGinn
Investor Relations	Media Relations
972-713-5824	(202) 715-1558
david.rockvam@entrust.com	doug.mcginn@dittus.com

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ENTRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product	$4,645	$8,948	$11,889	$16,707
Services and maintenance	14,874	13,492	30,639	27,437

Total revenues	19,519	22,440	42,528	44,144

Cost of revenues:
Product	1,310	1,369	2,127	1,680
Services and maintenance	7,183	7,300	14,836	15,698
Amortization of purchased product rights	23	284	23	568

Total cost of revenues	8,516	8,953	16,986	17,946

Total gross profit	11,003	13,487	25,542	26,198

Operating expenses:
Sales and marketing	6,430	10,354	12,835	18,981
Research and development	4,282	6,319	8,916	12,229
General and administrative	3,156	3,436	6,488	6,850
Impairment of purchased product rights	—	1,134	—	1,134
Restructuring charges and adjustments	—	11,390	—	11,390

Total operating expenses	13,868	32,633	28,239	50,584

(Loss) from operations	(2,865)	(19,146)	(2,697)	(24,386)

Other income (expense):
Interest income	281	502	545	1,032
Foreign exchange gain (loss)	133	(239)	558	(280)
Loss from equity investment	(168)	(133)	(377)	(238)
Write-down of long-term strategic investments	—	(2,780)	—	(2,780)

Total other income (expense)	246	(2,650)	726	(2,266)

(Loss) before income taxes	(2,619)	(21,796)	(1,971)	(26,652)

Provision for (recovery of) income taxes	(66)	146	63	320

Net (loss)	$(2,553)	$(21,942)	$(2,034)	$(26,972)

Weighted average common shares used
Basic	63,147	63,401	63,364	63,697
Diluted	63,147	63,401	63,364	63,697

Net (loss) per share
Basic	$(0.04)	$(0.35)	$(0.03)	$(0.42)
Diluted	$(0.04)	$(0.35)	$(0.03)	$(0.42)

ENTRUST, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	Jun 30, 2004	Dec 31, 2003
	(unaudited)
ASSETS

Cash and marketable investments	$103,241	$104,668
Accounts receivable, net of allowance for doubtful accounts	15,571	18,771
Other current assets	4,423	3,980
Property and equipment, net	6,133	7,678
Purchased product rights, net	2,759	—
Goodwill, net	12,364	11,186
Long-term equity investment	283	660
Other long-term assets, net	2,759	1,809

Total assets	$147,533	$148,752

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accruals	$16,263	$15,811
Accrued restructuring charges	32,696	35,426
Deferred revenue	23,880	16,615
Long-term liabilities	1,250	228

Total liabilities	74,089	68,080

Shareholders’ equity	73,444	80,672

Total liabilities and shareholders’ equity	$147,533	$148,752